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           OFFER BY REGISTER.COM, INC. GROUP FOR VIRTUAL INTERNET PLC

New York and London -- February 1, 2002 -- Register.com, Inc. (Nasdaq:RCOM), a leading provider of global domain name registration and Internet services, and Virtual Internet plc (LSE:VET.L), an online intellectual property protection and web hosting services company, today announced a recommended cash offer by a wholly-owned Register.com subsidiary for Virtual Internet.

The offer values Virtual Internet at approximately (pound)11.99 million. The offer is subject to a number of conditions, including acceptance by holders of not less than 90 per cent of Virtual Internet shares.

The offer of 46.8p per Virtual Internet share represents a premium of approximately 35.7 per cent over the closing price on 31 January 2002.

The Directors of Virtual Internet have unanimously recommended shareholders to accept the offer and have irrevocably undertaken to do so in respect of their own holdings, representing approximately 53.2 per cent of Virtual Internet's existing issued shares.

Virtual Internet also announced today its preliminary results for the year ended 31 October 2001. In the year then ended, Virtual Internet's turnover and gross profit amounted to (pound)9.3 million (2000: (pound)6.3 million) and (pound)6.5 million (2000: (pound)4.4 million) respectively. The loss before taxation, goodwill amortisation, exceptional items and the employee share incentive charges amounted to (pound)7.2 million (2000: (pound)4.3 million). The effect of exceptional items was to increase the reported loss before taxation to (pound)19.7 million (2000: (pound)8.0 million). Cash balances at 31 October 2001 were approximately (pound)8.6 million (2000: (pound)19.5 million). Cash balances at 31 December 2001 were approximately (pound)7.4 million.

Richard Forman, Chairman, President and CEO of Register.com said "This Offer, if consummated, would foster Register.com's growth in the U.K. and Europe, particularly in the corporate domain name services market. The combined expertise and knowledge of Register.com and Virtual Internet will allow us to develop new products and services for our customers, targeted to their needs."

                               Register.com, Inc.
          575 Eighth Avenue, New York, NY 10018o Phone: (212) 798-9100
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William Slee, Chairman of Virtual Internet said "The announcement today of the recommended offer for Virtual Internet represents a significant development for the Company. Having achieved much in the last few years, particularly with regard to our Net Searchers business, the Board considers that the Company will be better able to execute its strategy as part of the Register.com Group, which has greater resources and presence in complementary international markets. The Board unanimously recommends the Offer to all shareholders and looks forward to working closely with Register.com into the future."


Register.com, Inc.

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. Having registered over three million domain names since going live in 1999, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

Register.com was named among the Top 100 Web Sites by PC Magazine in October, 2001. The company was founded in 1994 and is based in New York.

Virtual Internet plc

The principal activities of Virtual Internet plc are online intellectual property protection and web hosting services. Its Net Searchers division is a provider of internet naming and copyright monitoring services to corporations and intellectual property professionals. Net Searchers' services include worldwide domain name registrations, domain name renewals, copyright searching and infringer tracking. The Virtual Internet web hosting business services customers throughout Europe from its centralised multilingual operations centre in London, with a localised web presence in France and Italy.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Virtual Internet. The offer is not being made, directly or indirectly, in, into or from, or by use of the mails, or by any means or instrumentality of interstate or foreign commerce, or any facility of a national securities exchange in the United States, Canada, Australia or Japan and the offer is not capable of being accepted by such means, instrumentality or facility from within the United States, Canada, Australia or Japan.


                               Register.com, Inc.
          575 Eighth Avenue, New York, NY 10018o Phone: (212) 798-9100

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of future revenue and profitability, increasing competition across all segments of the domain name registration business, uncertainty regarding the introduction of new top level domains and the functionality of multilingual domain names, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, uncertainty of regulation related to the domain registration business and the Internet generally, the rate of growth of the Internet and online commerce, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2001

Register.com Contacts:
Investor Relations
Stephanie Marks
1 + 212-798-9169
smarks@register.com

Public Relations
Lisette Zarnowski
1 + 212-798-9165
lzarnowski@register.com

Virtual Internet plc Contacts:
Tom Turcan
020 7460 4060
tom.turcan@vi.net



                               Register.com, Inc.
          575 Eighth Avenue, New York, NY 10018o Phone: (212) 798-9100